Exhibit 10.2

                                                                 EXECUTION COPY


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 16th day of January, 2007, by and between Spectrum Brands, Inc., a Wisconsin corporation (the "Company") and David R. Lumley (the "Executive").

         WHEREAS, the Company and the Executive wish to amend and restate the provisions of Executive's December 22, 2005 Employment Agreement with the Company as the Company desires to employ the Executive upon the terms and conditions set forth herein; and

         WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions; and

         WHEREAS, Executive's continued employment with the Company is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein (promises that include benefits to which Executive would not otherwise be entitled or receive), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment Duties and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment with the Company as Co-Chief Operating Officer, reporting directly to the Chairman & Chief Executive Officer of the Company, with responsibility for managing the Company's Global Battery and Personal Care Business (the "Legacy Business") and the Home and Garden Business. During the Term (as defined below) the Executive shall devote substantially all of his working time and efforts to such employment.

2. Term of Employment. Subject to termination of employment under Section 4 hereof, the Executive's employment and appointment hereunder shall be for a term commencing on the date hereof and expiring on September 30, 2010 (the "Initial Term"). Upon expiration of the Initial Term and subject to termination of employment under Section 4 hereof, this Agreement shall automatically extend for successive renewal periods of one (1) year ("Renewal Term(s)"). The Initial Term and any Renewal Terms shall be collectively referred to as the "Term".

3. Compensation. So long as Executive's employment has not been terminated pursuant to Section 4 hereof, in consideration of the performance by the Executive of his duties hereunder, the Company shall pay or provide to the Executive the following compensation and such other compensation as the Board may determine which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and the like shall be deducted from such compensation:

         (a) Base Salary. The Executive shall receive a base salary of Five Hundred Twenty Five Thousand Dollars ($525,000) per annum effective January 10, 2007 for the duration of the Term ("Base Salary"), which Base Salary shall be paid in equal semi-monthly installments each year, to be paid semi-monthly in arrears. The Board of Directors of the Company (the "Board") will review from time to time the Base Salary payable to the Executive hereunder and may, in its discretion, increase the Executive's Base Salary. Any such increased Base Salary shall be and become the "Base Salary" for purposes of this Agreement.

         (b) Bonus. The Executive shall receive a bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be based on a target of One Hundred percent (100%) of Base Salary paid during such fiscal year, provided the Company achieves certain annual performance goals established by the Board from time to time (the "Bonus"). The Board may, in its discretion, increase the annual Bonus. Any such increased annual Bonus shall be and become the "Bonus" for such fiscal year for purposes of this Agreement.

         (c) Insurance Coverages. The Executive shall be entitled to such insurance and all other benefits as are generally made available from time to time by the Company to its executive officers who report to the Chief Executive Officer.

         (d) Existing Stock-Based Awards. All restricted stock awards previously granted to the Executive shall remain in full force and effect in accordance with their terms.

         (e) New Restricted Stock Award. The Company shall grant the Executive restricted shares of the Company's common stock as follows. On February 1, 2007, Executive shall be awarded 50,000 shares of the Company's common stock, shares that will include restrictions prohibiting the sale, transfer, pledge, assignment or other encumbrance of such stock ("Restricted Shares"), provided, however, that all such restrictions shall lapse on January 10, 2010. Notwithstanding anything else set forth above, (i) restrictions on Restricted Shares shall also lapse on the earlier of a change in control of the Company (as defined in the company's stock plan governing such award) ("Change in Control") or the sale by the Company of all or substantially all of the assets of the Legacy Business ("Sale of the Legacy Business"), and (ii) any unlapsed shares of Restricted Stock shall be forfeited to the Company in the event the Executive's employment with the Company terminates prior to the earlier of a Change in Control or the Sale of the Legacy Business for any reason other than a termination of Executive's employment by the Company without Cause by Executive for Good Reason or upon death or Disability hereunder. Additional terms and conditions of such restricted stock award shall be set forth in an agreement with such terms and conditions being substantially similar (other than as set forth above) to the terms and conditions of the previous restricted stock award granted to Executive on October 2, 2006.

         (f) Long-Term Incentive Award. Subject to Board approval, Executive shall be eligible to receive each fiscal year during the Term (commencing with fiscal year 2008) a Company-stock based award or other consideration valued at 150% of Executive's Base Salary at the time of the award, and with such award containing certain vesting conditions to be based on achievement of Company's performance objectives established by the Board from time to time. In the event such award provides for accelerated vesting upon Change in Control, such accelerated vesting shall also apply upon a Sale of the Legacy Business.

         (g) Vacation. The Executive shall be entitled to four (4) weeks vacation each year.

         (h) Other Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive's duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy. All expense reimbursements and other perquisites of the Executive are reviewable periodically by the Compensation Committee of the Board.

         (i) Vehicle. Pursuant to the Company's policy for use of vehicles by executives, Executive shall be provided the use of a leased vehicle. Unless the Executive's employment is terminated by the Company for Cause or by the Executive pursuant to Section 4(d), Executive shall be permitted to drive his Company vehicle for the duration of the 12-month period following termination; at the end of such 12-month period, Executive will be permitted to purchase his Company vehicle at book value as of such date.

         (j) D&O Insurance. The Executive shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Executive, unless authorized or ratified by the Board. Such indemnification shall be covered by the terms of the Company's policy of insurance for directors and officers in effect from time to time (the "D&O Insurance"). Copies of the Company's charter, by-laws and D&O Insurance will be made available to the Executive upon request.

         (k) Legal Fees. The Company shall pay the Executive's actual and reasonable legal fees incurred in connection with the preparation of this Agreement.

4.       Termination.

         (a) Termination by the Company with Cause. The Company shall have the right at any time to terminate the Executive's employment hereunder upon written notice upon the occurrence of any of the following (any such termination being referred to as termination for "Cause"):

                  (i) the commission by the Executive of any deliberate and premeditated act taken by the Executive in bad faith against the interests of the Company;

                  (ii) the Executive has been convicted of, or pleads nolo contendere with respect to any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company;

                  (iii) the habitual drug addiction or intoxication of the Executive which negatively impacts his job performance or the Executive's failure of a company-required drug test;

                  (iv) the willful failure or refusal of the Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the CEO, provided such failure or refusal continues after thirty (30) days of the receipt of notice in writing from the Board of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company's intention to terminate the Executive's employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

                  (v) the Executive materially breaches any of the terms of this Agreement or any other agreement between the Executive and the Company which breach is not cured within thirty (30) days subsequent to notice from the company to the Executive of such breach, which notice refers to this Section 4(a) and indicates the Company's intention to terminate the Executive's employment hereunder if such breach is not cured within such thirty (30) day period.

                           If such definition of termination for "Cause" set forth above conflicts with such definition in the Executive's time based or performance based stock option or restricted stock agreements (collectively, the "Stock Agreements"), or any agreements referred to therein, the definition set forth herein shall control.

         (b) Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive's employment hereunder upon thirty (30) days prior written notice upon the Executive's inability to perform his duties hereunder by reason of any mental, physical or other Disability for a period of at least six (6) consecutive months (for purposes hereof, "disability" has the same meaning as in the Company's disability policy), if within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of his duties. The Company's obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

         (c) Termination by Company without Cause. The Company shall have the right at any time to terminate the Executive's employment for any other reason without Cause upon sixty (60) days prior written notice to the Executive. Any failure of the Company to renew the Term of this Agreement shall be deemed a termination by the Company without Cause as of the expiration of the Term for all purposes of this Agreement.

         (d) Voluntary Termination by Executive. The Executive shall be entitled to voluntarily terminate his employment (without Good Reason) hereunder upon sixty (60) days prior written notice to the Company. Any such termination shall be treated as a termination by the Company for "Cause" under Section 5.

         (e) Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment and appointment hereunder, without prior notice, upon the occurrence of a Good Reason. Any such termination shall be treated as a termination by the Company without Cause. For this purpose, a "Good Reason" shall mean:

                  (i) any reduction, not consented to by Executive, in Executive's Base Salary or target annual bonus opportunity then in effect;

                  (ii) the relocation, not consented to by Executive, of the Company's office at which Executive is principally employed as of the date hereof to a location more than seventy-five (75) miles from such office, or the requirement by the Company that Executive be based at an office other than the Company's office at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations;

                  (iii) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties;

                  (iv) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; or

                  (v) a Sale of the Legacy Business to a third party unaffiliated with the Company, provided, however,
                           (a) that Executive shall only have the right to terminate his employment for Good Reason under this
                           Section 4(e)(v) by providing notice to the Company to this effect during the sixty (60) day period preceding the one (1) year anniversary of the closing of the Sale of the Legacy Business with such termination of employment to be effective on the one
                           (1) year anniversary date of such closing and (b) that as a further condition Executive shall have remained employed by the acquirer of the Legacy Business during the full one (1) year period following such closing date. Notwithstanding anything else in this Agreement to the contrary, and provided that Executive remain employed by such acquirer of the Legacy Business for the full one (1) year following such closing, the Executive's annual Bonus payment applicable to such one (1) year period shall equal at least 100% of the target amount.

                           Further in this regard, should Executive's employment in connection with the Legacy Business not be terminated prior to or at the closing of the Sale of the Legacy Business or should Executive's employment be terminated by the Company without Cause in relation to the Sale of the Legacy Business, the Company shall deposit on such closing date an amount equal to double the sum of (i) Executive's Base Salary and (ii) the target Bonus amount Executive would be eligible to receive if the Company met 100% of the applicable performance goals established by the Board or, if higher, the amount determined pursuant to Section 3(b) for the fiscal year ending immediately prior to the closing of the Sale of the Legacy Business ("Severance Amount") into a reasonable and customary escrow account to secure Executive's potential severance benefits under this Section. Should Executive (a) be terminated with Cause or should he voluntarily terminate his employment with the acquirer before the expiration of the one year period following the closing of the Sale of the Legacy Business or (b) not elect to terminate his employment for Good Reason within the sixty (60) day notice period set forth above, the full escrow amount shall be returned to the Company and the Company shall have no further obligation in this regard.

                           Notwithstanding anything else in this Agreement to the contrary, should Executive's employment be terminated without Cause or by reason of Death or Disability following the Closing Date but before the first anniversary of the closing date of the Sale of the Legacy Business or upon his proper election to terminate his employment for Good Reason as permitted hereunder, the escrow agent shall pay out the Severance Amount to the Executive over twenty-four (24) months as described in Section 5(b)(i) commencing on Executive's termination, and Company shall have no other severance obligations under Section 5(b)(i) in this regard. Any and all interest on sums held in escrow shall be paid to Company.

                           Notwithstanding the foregoing, if required to comply with section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury regulations or other guidance promulgated thereunder, the Executive will receive the first six (6) months of monthly installment payments required under this Section 5(b)(i) on the six-month anniversary of the date of the Executive's termination of employment in a lump-sum payment, and the remaining payments required to be made hereunder shall thereafter be paid in equal consecutive monthly installments for the remainder of such 24 month period.

                  For purposes of any stock option agreements or restricted stock award agreements, termination for Good Reason shall be treated as a termination of employment by the Company without "Cause."

         (f) Notice of Termination. Any termination (except due to death of the Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice, unless a longer notice is required pursuant to another section of this Agreement). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

5.       Effect of Termination of Employment.

         (a) Termination by the Company with Cause or Voluntarily by the Executive. If the Executive's employment hereunder is terminated by the Company with Cause or if the Executive voluntarily terminates his employment hereunder (except for Good Reason), the Executive's salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that the Executive shall be entitled to continue to participate in the Company's medical benefit plans to the extent required by law. Upon any termination of employment, the Company shall promptly pay to the Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with Company policy, and accrued benefits through the Company's benefit plans, programs and arrangements.

         (b) Without Cause or for Good Reason, Death or Disability. If the Executive's employment hereunder is (a) terminated by the Company without Cause, (b) by Executive for Good Reason or
                  (c) by reason of death or Disability, and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent that the Executive is physically and mentally capable to execute such an agreement), the Executive's salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however the Company shall pay the Executive the amounts and provide the Executive the benefits as follows:

                  (i) The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (i) the Executive's Base Salary, and (ii) the annual Bonus (if any) earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the termination occurs (or if such termination is by the Company without Cause and is done so in relation to a Sale of the Legacy Business, the Severance Amount, if higher), such cash amount to be paid to the Executive ratably monthly in arrears over the 24-month period immediately following such termination. Additionally, the Company shall promptly pay to the Executive in cash following a termination under this Section 5(b) a pro rata portion of the target annual Bonus applicable to the fiscal year in which termination occurs (based on the number of weeks worked during such fiscal year prior to such termination divided by 52) provided that, at the time of such termination, such pro rata portion is accrued on the Company's books and that such accrual reasonably reflects the probability and extent such bonus would be paid.

                           Notwithstanding the foregoing, if required to comply with section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury regulations or other guidance promulgated thereunder, the Executive will receive the first six (6) months of monthly installment payments required under this Section 5(b)(i) on the six-month anniversary of the date of the Executive's termination of employment in a lump-sum payment, and the remaining payments required to be made hereunder shall thereafter be paid in equal consecutive monthly installments for the remainder of such 24 month period.

                  (ii) For the greater of (i) the 24-month period immediately following such termination or (ii) the remainder of the Initial Term, the Company shall arrange to provide the Executive and his dependents the additional benefits specified in Section 3(c) substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the date of termination, at no greater cost to the Executive or the Company than the cost to the Executive and the Company immediately prior to such date. Benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of the Executive's breach of the covenants contained in Section 6 or 7 hereof. In addition, benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 24-month period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.

                  (iii) The Executive's accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

                  (iv) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

                  (v) If the Executive's employment with the Company terminates during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 5, and there shall be no reduction or offset of such payments following Executive's obtaining other employment.

6.       Agreement Not to Compete.

         (a) The Executive agrees that during the during his employment and for the one-year period immediately following the termination of his employment for any reason (hereafter, the "Non-Competition Period"), he will not, directly or indirectly, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company); provided, however, that the Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company. The Executive recognizes, acknowledges and agrees that his duties and responsibilities hereunder will be performed throughout the United States and Canada and will result in Executive's having material contact with the Company's customers, suppliers, vendors, and employees throughout the United States and Canada. Accordingly, the Parties acknowledge and agree that the restrictions set forth in this Section 6(a) shall extend to the United States and Canada (hereafter, the "Restricted Territory") and that this geographic scope is reasonable based on the geographic scope of Executive's duties and responsibilities.

         (b) Without limiting the generality of clause (a) above, the Executive further agrees that, during the Non-Competition Period, he will not, within the Restricted Territory, directly or indirectly, either separately, jointly or in association with others, solicit, divert, take away, or attempt to solicit, divert, or take away, any customer or person to whom the Company has sent a written sales or servicing proposal or contract in connection with the business of the Company within the immediately preceding two-year period (hereafter, a "Prospective Customer"), for the purpose of or with the intention of selling or providing to such customer or Prospective Customer any product or service similar to any product or service sold, provided, offered, or under development by the Company during the two-year period immediately preceding the termination of Executive's employment for any reason (or during the preceding two years if during Executive's employment); provided, however, that this restriction shall only apply to customers or Prospective Customers of the Company with whom Executive had contact or about whom the Executive acquired confidential information by virtue of his employment with the Company at any time during such two-year period.

         (c) The Executive agrees that during the Non-Competition Period, he shall not initiate contact in order to induce, solicit or encourage any person to leave the Company's employ. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

         (d) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. Sections 6(a), 6(b), and 6(c) each are intended to be considered and construed as separate and independent covenants; any ruling that any one or more of these sections is overbroad or otherwise invalid shall not affect the validity of any of the other sections or any other section of this Agreement.

         (e) For purposes of this Section 6 and Section 7, the "Company" refers to the Company and any incorporated or unincorporated affiliates of the Company.

7.       Secret Processes and Confidential Information.

         (a) The Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company and any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder. For purposes of this Section 7(a), confidential information or materials shall include, but are not limited to, existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices (hereafter "Confidential Information"). The restriction on the Executive's use or disclosure of Confidential Information shall remain in force during the Executive's employment hereunder and until the earlier of (x) the expiration of a period of two (2) years thereafter or (y) such time as the Confidential Information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive. The Executive also agrees to return to the Company promptly upon its request any Company information or materials in the Executive's possession or under the Executive's control. This Section 7(a) is not intended to preclude Executive from being gainfully employed by another. Rather, it is intended to prohibit Executive from using the Company's confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

         (b) The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive's employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive's use of the Company's premises or property (collectively called the "Inventions"). The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive's rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at the Company's expense to obtain and from time to time enforce patents and copyrights on the Inventions.

         (c) Upon the request of, and, in any event, upon termination of the Executive's employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof. Nothing in this Agreement or elsewhere shall prevent the Executive from retaining his desk calendars, address book and rolodex.

         (d) Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

8. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

         (a)      For notices and communications to the Company:

                           Spectrum Brands, Inc.
                           Six Concourse Parkway
                           Suite 3300
                           Atlanta, GA  30328
                           Facsimile:  (770) 829-6298
                           Attention:  James T. Lucke

         (b) For notices and communications to the Executive: at the address set forth in the records of the Company, as updated at the request of the Executive from time to time.

         Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.       General.

         (a) Governing Law. This Agreement shall be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles.

         (b) Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         (c) Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

         (d) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         (e) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive's termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

         (f) Mitigation. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

         (g) Equitable Relief. The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

         (h) Severability. Sections 6(a), 6(b), 6(c), 7(a), 7(b) and 9(h) of this Agreement shall be considered separate and independent from each other and from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement. However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a) and 7(b), should Executive challenge those obligations or any court determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the pay and benefits, provided for in this Agreement following termination, if otherwise available to Executive, irrespective of the reason for the end of Executive's employment.

         (i) Entire Agreement. This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       Spectrum Brands, Inc.


                                       By: /s/ David A. Jones
                                          ------------------------------
                                          David A. Jones
                                          Chief Executive Officer


EXECUTIVE:


/s/ David R. Lumley
---------------------------
Name:  David R. Lumley